UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 6, 2016 (September 30, 2016)

SOLAR CAPITAL LTD.

(Exact name of registrant as specified in its charter)

Maryland	814-00754	26-1381340
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Park Avenue

New York, NY 10022

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 993-1670

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2016, Solar Capital Ltd. (the “Company”) entered into Amendment No. 2 to Senior Secured Credit Agreement by and among the Company, the lenders party thereto and Citibank, N.A., as Administrative Agent, to amend its senior secured credit facility (as amended, modified and supplemented, the “Credit Facility”). The amendment to the Credit Facility, among other things, (a) extended the maturity date of the Credit Facility to September 30, 2021, (b) modified the average interest spread from LIBOR plus 2.25% by including a pricing grid based on LIBOR plus an applicable spread of 2.00% or 2.25%, depending on the ratio of the borrowing base to certain indebtedness of the Company, among other factors, and (c) temporarily increased the size of the Credit Facility from $540 million to $555 million. The Credit Facility continues to include an “accordion” feature that allows the Company, under certain circumstances, to increase the size of the Credit Facility up to $800 million. The Credit Facility includes usual and customary events of default and covenants for credit facilities of this nature.

Borrowing under the Credit Facility is also subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a brief summary of the material provisions of the amendment to the Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2016	SOLAR CAPITAL LTD.

	By:	/s/ Richard L. Peteka
Richard L. Peteka
Secretary